BRADLEY PHARMACEUTICALS, INC.
                         CONDENSED CONSOLIDATED
                        STATEMENTS OF CASH FLOWS
                             (UNAUDITED)

                                                     Nine Months Ended
                                                       September 30,
                                                  -----------------------
                                                      1999         1998
                                                  -----------  ----------

Cash flows from operating activities:
Net income                                       $    565,488 $    117,544
Adjustments to reconcile net income
 to net cash provided by (used in)
 operating activities
   Depreciation & amortization                        896,355      803,759
   Loss on sale of fixed assets                         6,905        -
   Writeoff of deferred loan costs                     90,000        -
   Noncash compensation and consulting
     services                                          14,992       84,923
   Changes in operating assets and liabilities
      Accounts receivable                            (119,719)    (983,033)
      Inventory and prepaid samples and
        materials                                     (34,165)    (142,524)
      Prepaid expenses and other                     (199,234)    (122,902)
      Accounts payable                                427,668    1,036,320
      Accrued expenses                               (407,726)    (211,861)
      Income taxes payable                            130,364      (99,179)
                                                 ------------  ------------
Net cash provided by operating activities           1,370,928      483,047
                                                 ------------  ------------

Cash flows from investing activities:
  Investments in trademarks, and
    other intangible assets                              (484)     (27,665)
  Purchase of property & equipment                    (48,074)    (225,204)
  Proceeds from sale of fixed assets                  109,910       65,000
                                                 ------------  -----------
Net cash provided by (used in) investing
  activities                                           61,352     (187,869)
                                                 ------------  -----------

Cash flows from financing activities:
  Payment of long-term debt                          (113,087)    (100,697)
  Revolving credit line, net                       (1,728,812)     (98,376)
  Proceeds from exercise of stock options               -           11,388
  Purchase of treasury shares                        (565,712)    (160,969)
                                                 ------------  -----------
Net cash used in financing activities              (2,407,611)    (348,654)
                                                 ------------  -----------
Decrease in cash and cash equivalents                (975,331)     (53,476)

Cash and cash equivalents at beginning
  of period                                         1,417,746      513,971
                                                 ------------  -----------
Cash and cash equivalents at end of period      $     442,415 $    460,495
                                                 ============  ===========


                                  (Continued)